EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Rudy E. Schupp

Chief Executive Officer

(561) 616-3020

John Marino

President and Chief Financial Officer

(561) 616-3046

1st United Bancorp, Inc. Announces Second Quarter Dividend

BOCA RATON, FLA. — July 30, 2014—1st United Bancorp, Inc. (“1st United”) (Nasdaq: FUBC), the holding company for 1st United Bank, a Florida chartered commercial bank, announced today that its board of directors has declared a cash dividend of $0.02 per share on shares of 1st United common stock, payable on August 26, 2014 to shareholders of record as of the close of business on August 11, 2014.

About 1st United Bancorp, Inc.

1st United is a financial holding company headquartered in Boca Raton, Florida. 1st United’s principal subsidiary, 1st United Bank, is a Florida chartered commercial bank, which operates 21 branches in South and Central Florida, including Brevard, Broward, Hillsborough, Indian River, Miami-Dade, Orange, Palm Beach, and Pinellas Counties. 1st United’s principal executive office and mailing address is One North Federal Highway, Boca Raton, FL 33432 and its telephone number is (561) 362-3431. 1st United’s stock is listed on the NASDAQ Global Select Market under the symbol “FUBC”.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to those regarding the proposed Merger. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, but are not limited to, the following: failure to obtain shareholder or regulatory approval for the merger of 1st United with Valley or to satisfy other conditions to the Merger on the proposed terms and within the proposed timeframe; delays in closing the Merger; reaction to the Merger of 1st United’s customers and employees; the diversion of management’s time on issues relating to the Merger; the inability to realize expected cost savings and synergies from the merger of 1st United with Valley in the amounts or in the timeframe anticipated; changes in the estimate of non-recurring charges; costs or difficulties relating to integration matters might be greater than expected; changes in the stock price of Valley prior to closing; material adverse changes in Valley’s or 1st United’s operations or earnings; the inability to retain 1st United’s customers and employees; or a decline in the economy, mainly in New Jersey, New York and Florida, as well as the risk factors set forth in 1st United’s Annual Report on Form 10-K for the year ended December 31, 2013 and Valley’s Annual Report on Form 10-K for the year ended December 31, 2013. 1st United assumes no obligation for updating any such forward-looking statement at any time.